Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of IronNet, Inc. (formerly LGL Systems Acquisition Corp.) on Form S-1 of our report dated March 3, 2021, except for the merger agreement disclosed in Note 12 and for the effects of the restatement discussed in Notes 2, 8, 9, 10, and 11, as to which the date is May 10, 2021, with respect to our audits of the financial statements of LGL Systems Acquisition Corp. as of December 31, 2020 and 2019, for the year ended December 31, 2020 and for the period from April 30, 2019 (inception) through December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on August 27, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Houston, Texas

September 22, 2021